Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated September 19, 2025

Pricing Supplement dated September __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1B dated July 22, 2025

$ Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers, Due October 3, 2029 Royal Bank of Canada

Royal Bank of Canada is offering Stepdown Auto-Callable Barrier Notes (the “Notes”) linked to the performance of the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each, an “Underlier”).

•	Call Feature — If, on any monthly Call Observation Date beginning approximately one year following the Trade Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10.30% per annum (to be determined on the Trade Date). No further payments will be made on the Notes. With respect to each Underlier, the Call Value is (1) for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value and (2) for the Valuation Date, its Final Call Value (80% of its Initial Underlier Value).
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value (70% of its Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78017PTW1

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.25%	$
Proceeds to Royal Bank of Canada	97.75%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $22.50 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $5.00 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $907.00 and $977.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underliers:	The Russell 2000® Index (the “RTY Index”), the S&P 500® Index (the “SPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
	Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Final Call Value(2)	Barrier Value(3)
	RTY Index	RTY
	SPX Index	SPX
	SX5E Index	SX5E
(1) With respect to each Underlier, the closing value of that Underlier on the Trade Date

(2) With respect to each Underlier, 80% of its Initial Underlier Value (rounded to three decimal places for the RTY Index and rounded to two decimal places for the SPX Index and the SX5E Index)

(3) With respect to each Underlier, 70% of its Initial Underlier Value (rounded to three decimal places for the RTY Index and rounded to two decimal places for the SPX Index and the SX5E Index)

Trade Date:	September 30, 2025
Issue Date:	October 8, 2025
Valuation Date:*	September 28, 2029
Maturity Date:*	October 3, 2029
Call Feature:	If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10.30% per annum, to be determined on the Trade Date. Under these circumstances, investors will receive on the corresponding Call Settlement Date per $1,000 principal amount of Notes the Call Settlement Amount for that Call Observation Date, as set forth in the table below, in each case to be determined on the Trade Date. No further payments will be made on the Notes.
Call Value:

With respect to each Underlier, the Call Value means:

•     for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value; and

•     for the Valuation Date, its Final Call Value.

Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•     If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value: $1,000

•     If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

P-2	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.
Underlier Return:	With respect to each Underlier, the Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Call Observation Dates:*	Monthly, beginning approximately one year following the Trade Date, as set forth in the table below
Call Settlement Dates:*	Monthly, beginning approximately one year following the Issue Date, as set forth in the table below
Calculation Agent:	RBCCM

Call Observation Dates*	Call Settlement Dates*	Call Settlement Amounts
October 7, 2026	October 13, 2026	At least $1,103.000 (at least 110.3000% of the principal amount)
October 30, 2026	November 4, 2026	At least $1,111.583 (at least 111.1583% of the principal amount)
November 30, 2026	December 3, 2026	At least $1,120.167 (at least 112.0167% of the principal amount)
December 30, 2026	January 5, 2027	At least $1,128.750 (at least 112.8750% of the principal amount)
January 29, 2027	February 3, 2027	At least $1,137.333 (at least 113.7333% of the principal amount)
February 26, 2027	March 3, 2027	At least $1,145.917 (at least 114.5917% of the principal amount)
March 30, 2027	April 2, 2027	At least $1,154.500 (at least 115.4500% of the principal amount)
April 30, 2027	May 5, 2027	At least $1,163.083 (at least 116.3083% of the principal amount)
May 28, 2027	June 3, 2027	At least $1,171.667 (at least 117.1667% of the principal amount)
June 30, 2027	July 6, 2027	At least $1,180.250 (at least 118.0250% of the principal amount)
July 30, 2027	August 4, 2027	At least $1,188.833 (at least 118.8833% of the principal amount)
August 30, 2027	September 2, 2027	At least $1,197.417 (at least 119.7417% of the principal amount)
September 30, 2027	October 5, 2027	At least $1,206.000 (at least 120.6000% of the principal amount)
October 29, 2027	November 3, 2027	At least $1,214.583 (at least 121.4583% of the principal amount)
November 30, 2027	December 3, 2027	At least $1,223.167 (at least 122.3167% of the principal amount)
December 30, 2027	January 4, 2028	At least $1,231.750 (at least 123.1750% of the principal amount)
P-3	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

Call Observation Dates*	Call Settlement Dates*	Call Settlement Amounts
January 31, 2028	February 3, 2028	At least $1,240.333 (at least 124.0333% of the principal amount)
February 29, 2028	March 3, 2028	At least $1,248.917 (at least 124.8917% of the principal amount)
March 30, 2028	April 4, 2028	At least $1,257.500 (at least 125.7500% of the principal amount)
April 28, 2028	May 3, 2028	At least $1,266.083 (at least 126.6083% of the principal amount)
May 30, 2028	June 2, 2028	At least $1,274.667 (at least 127.4667% of the principal amount)
June 30, 2028	July 6, 2028	At least $1,283.250 (at least 128.3250% of the principal amount)
July 31, 2028	August 3, 2028	At least $1,291.833 (at least 129.1833% of the principal amount)
August 30, 2028	September 5, 2028	At least $1,300.417 (at least 130.0417% of the principal amount)
September 29, 2028	October 4, 2028	At least $1,309.000 (at least 130.9000% of the principal amount)
October 30, 2028	November 2, 2028	At least $1,317.583 (at least 131.7583% of the principal amount)
November 30, 2028	December 5, 2028	At least $1,326.167 (at least 132.6167% of the principal amount)
December 29, 2028	January 4, 2029	At least $1,334.750 (at least 133.4750% of the principal amount)
January 30, 2029	February 2, 2029	At least $1,343.333 (at least 134.3333% of the principal amount)
February 28, 2029	March 5, 2029	At least $1,351.917 (at least 135.1917% of the principal amount)
March 29, 2029	April 4, 2029	At least $1,360.500 (at least 136.0500% of the principal amount)
April 30, 2029	May 3, 2029	At least $1,369.083 (at least 136.9083% of the principal amount)
May 30, 2029	June 4, 2029	At least $1,377.667 (at least 137.7667% of the principal amount)
June 29, 2029	July 5, 2029	At least $1,386.250 (at least 138.6250% of the principal amount)
July 30, 2029	August 2, 2029	At least $1,394.833 (at least 139.4833% of the principal amount)
August 30, 2029	September 5, 2029	At least $1,403.417 (at least 140.3417% of the principal amount)
September 28, 2029 (the Valuation Date)	October 3, 2029 (the Maturity Date)	At least $1,412.000 (at least 141.2000% of the principal amount)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-4	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

HYPOTHETICAL RETURNS

Payment If the Notes Are Automatically Called

If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called. The examples set forth below illustrate hypothetical payments upon an automatic call, based on a hypothetical call return rate of 10.30% per annum and the Call Values and the minimum Call Settlement Amounts set forth under “Key Terms” above (the actual call return rate and Call Settlement Amounts will be determined on the Trade Date). The examples are only for illustrative purposes and may not show the actual return applicable to investors.

Example 1 —	The closing value of each Underlier is greater than or equal to its Initial Underlier Value on the first Call Observation Date.
	Payment upon Automatic Call:	$1,103

In this example, because the closing value of each Underlier is greater than or equal to its applicable Call Value on the first Call Observation Date, the Notes are automatically called for a payment on the first Call Settlement Date equal to $1,103 per $1,000 principal amount of Notes, for a return of 10.30%.

Investors will not receive any further payments after the first Call Settlement Date.

Example 2 —	The closing value of at least one Underlier is less than its Initial Underlier Value on each Call Observation Date prior to the Valuation Date. The closing value of each Underlier on the Valuation Date is greater than or equal to 80% of its Initial Underlier Value.
	Payment upon Automatic Call:	$1,412

In this example, because the closing value of at least one Underlier is less than its applicable Call Value on each Call Observation Date prior to the Valuation Date, the Notes are not automatically called prior to the Valuation Date.

Because the closing value of each Underlier on the Valuation Date is greater than or equal to its Final Call Value, which is its applicable Call Value on the Valuation Date, the Notes are automatically called for a payment on the corresponding Call Settlement Date (the Maturity Date) equal to $1,412 per $1,000 principal amount of Notes, for a return of 41.20%.

P-6	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

Payment at Maturity If the Notes Are Not Automatically Called

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Least Performing Underlier, based on its Barrier Value of 70% of its Initial Underlier Value. The table and examples below also assume that the Notes are not automatically called. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
-20.01%	$1,000.00	100.000%
-25.00%	$1,000.00	100.000%
-30.00%	$1,000.00	100.000%
-30.01%	$699.90	69.990%
-40.00%	$600.00	60.000%
-50.00%	$500.00	50.000%
-60.00%	$400.00	40.000%
-70.00%	$300.00	30.000%
-80.00%	$200.00	20.000%
-90.00%	$100.00	10.000%
-100.00%	$0.00	0.000%

Example 1 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 25% (i.e., its Final Underlier Value is below its Final Call Value but above its Barrier Value).
	Underlier Return of the Least Performing Underlier:	-25%
	Payment at Maturity:	$1,000

In this example, the payment at maturity is $1,000 per $1,000 principal amount of Notes, for a return of 0%.

Because the Final Underlier Value of the Least Performing Underlier is greater than its Barrier Value, investors receive a full return of the principal amount of their Notes.

Example 2 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 50% (i.e., its Final Underlier Value is below its Barrier Value).
	Underlier Return of the Least Performing Underlier:	-50%
	Payment at Maturity:	$1,000 + ($1,000 × -50%) = $1,000 – $500 = $500

In this example, the payment at maturity is $500 per $1,000 principal amount of Notes, representing a loss of 50% of the principal amount.

Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose a substantial portion or all of the principal amount of their Notes at maturity. The table and examples above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-7	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose 1% of the principal amount of your Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. You could lose a substantial portion or all of your principal amount at maturity.
•	Your Potential Return If the Notes Are Automatically Called Is Limited — If the Notes are automatically called, the return upon automatic call will not exceed the call return rate, regardless of any appreciation in the value of any Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of any Underlier.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even If the Other Underliers Perform Better — Any payment on the Notes will be determined solely by the performance of the Underlier with the worst performance. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underliers will not be combined, and the adverse performance of one Underlier will not be mitigated by any appreciation of any other Underlier. The Underliers may be uncorrelated and may not perform similarly over the term of the Notes, which may adversely affect your return on the Notes.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.
•	The Notes Are Subject to an Automatic Call — If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. Because the Notes could be called as early as approximately one year after the Issue Date, the total return on the Notes could be minimal. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax
P-8	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

treatment of the Notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are
P-9	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underliers

•	You Will Not Have Any Rights to the Securities Included in Any Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any Underlier. Each Underlier is a price return index and its return does not reflect regular cash dividends paid by its components.
•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the RTY Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the SX5E Index — The equity securities composing the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index — The SX5E Index is composed of non-U.S. securities denominated in euros. Because the value of the SX5E Index is also calculated in euros (and not in U.S. dollars), the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based in part on the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.
P-10	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law-event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of the Notes—Change-in-Law Events” in the accompanying product supplement.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of any affected Underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.
•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes — The sponsor of an Underlier may add, delete, substitute or adjust the securities composing that Underlier or make other methodological changes to that Underlier that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of an Underlier in the event of certain material changes in, or modifications to, that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Underlier. Any of these actions could adversely affect the value of an Underlier and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.
P-11	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

INFORMATION REGARDING THE UNDERLIERS

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Underliers for the period from January 1, 2015 to September 17, 2025. Each red line represents a hypothetical Barrier Value based on the closing value of the relevant Underlier on September 17, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underliers will result in the return of all of your initial investment.

Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-13	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

P-15	RBC Capital Markets, LLC

Stepdown Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-16	RBC Capital Markets, LLC